Exhibit 99.1

Horizon Technology Finance Announces Second Quarter 2020 Financial Results

- Net Investment Income per Share of $0.40; NAV per Share of $11.64 -

- Maintains Regular Monthly Distributions Totaling $0.10 per Share through December -

- Debt Portfolio Yield of 16.9% -

Farmington, Connecticut – July 28, 2020 – Horizon Technology Finance Corporation (NASDAQ: HRZN) (“Horizon” or the “Company”), a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries, today announced its financial results for the second quarter ended June 30, 2020.

Second Quarter 2020 Highlights

•	Net investment income of $6.7 million, or $0.40 per share, compared to $5.0 million, or $0.37 per share for the prior-year period
•	Total investment portfolio of $355.9 million as of June 30, 2020
•	Net asset value of $201.2 million, or $11.64 per share, as of June 30, 2020
•	Annualized portfolio yield on debt investments of 16.9% for the quarter
•	Funded six loans totaling $40.4 million during the quarter
•	Purchased all of the limited liability company interests of Arena in Horizon Secured Loan Fund I, and consolidated six venture debt investments totaling $15.4 million onto its balance sheet
•	Raised total net proceeds of approximately $5.0 million with “at-the-market” (“ATM”) offering program
•	Experienced liquidity events from four portfolio companies
•	Amended and extended $100 million senior secured debt facility with large U.S.-based insurance company
•	Amended Key Facility to extend the draw period to September 30, 2021
•	Cash of $37.3 million and credit facility capacity of $166.8 million as of June 30, 2020
•	Held portfolio of warrant and equity positions in 71 companies as of June 30, 2020
•	Undistributed spillover income of $0.42 per share as of June 30, 2020
•	Subsequent to quarter end, declared distributions of $0.10 per share payable in October, November and December 2020

“We are proud of our second quarter performance, particularly considering the challenging environment in which we are operating,” said Robert D. Pomeroy, Jr., Chairman and Chief Executive Officer of Horizon. “Specifically, we grew our portfolio through opportunistically originated loans to several quality life science companies with ample liquidity. Our predictive pricing strategy helped produce significant net investment income with solid prepayment activity in the quarter. In addition, we strengthened our balance sheet by enhancing our lending capacity through our newly amended credit facilities. Our increased debt capacity and additional equity raising through our ATM provides us with increased flexibility to further expand our diversified venture debt portfolio.”

“While we enhanced our liquidity positioning and sourced new debt investments, we remained focused on proactively managing our existing portfolio of investments, and maintaining a stable credit profile,” added Mr. Pomeroy. “That said, we remain cautious in our overall outlook in light of the ongoing impact of the pandemic. With our strong balance sheet and financial flexibility, along with our portfolio’s stable credit profile, we expect to continue investing in life science and technology opportunities that meet our underwriting standards. We believe we continue to be well-positioned to deliver value to our shareholders.”

Second Quarter 2020 Operating Results

Total investment income for the quarter ended June 30, 2020 grew 29% to $13.5 million, compared to $10.5 million for the quarter ended June 30, 2019. The year-over-year improvement in total investment income is primarily due to growth in interest income on investments resulting from an increase in the average size of the debt investment portfolio.

The Company’s dollar-weighted annualized yield on average debt investments for the quarter ended June 30, 2020 and 2019 was 16.9% and 16.8%, respectively. The Company calculates the dollar-weighted annualized yield on average debt investments for any period measured as (1) total investment income (excluding dividend income) during the period divided by (2) the average of the fair value of debt investments outstanding on (a) the last day of the calendar month immediately preceding the first day of the period and (b) the last day of each calendar month during the period. The dollar-weighted annualized yield on average debt investments is higher than what investors will realize because it does not reflect expenses or any sales load paid by investors.

Net expenses for the quarter ended June 30, 2020 were $6.8 million, compared to $5.5 million for the quarter ended June 30, 2019. The increase was primarily due to $0.4 million of additional interest expense, $0.4 million of higher net performance-based incentive fees and $0.3 million in additional base management fees.

Net investment income for the quarter ended June 30, 2020 was $6.7 million, or $0.40 per share, compared to $5.0 million, or $0.37 per share, for the quarter ended June 30, 2019.

For the quarter ended June 30, 2020, net realized loss on investments was $0.7 million, or $0.04 per share, compared to net realized loss on investments of $4.6 million, or $0.34 per share, for the quarter ended June 30, 2019.

For the quarter ended June 30, 2020, net unrealized appreciation on investments was $1.9 million, or $0.11 per share, compared to net unrealized appreciation on investments of $4.1 million, or $0.30 per share, for the prior-year period.

Portfolio Summary and Investment Activity

As of June 30, 2020, the Company’s debt portfolio consisted of 35 secured loans with an aggregate fair value of $342.7 million. In addition, the Company’s total warrant, equity and other investments in 72 portfolio companies had an aggregate fair value of $13.2 million. Total portfolio investment activity for the three and six months ended June 30, 2020 and 2019 was as follows:

($ in thousands)	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2020	2019	2020	2019
Beginning portfolio	$334,506	$266,152	$319,551	$248,441

New debt investments	54,908	55,055	105,554	93,137

Less refinanced debt investments	—	(10,000)	—	(10,000)

Net new debt investments	54,908	45,055	105,554	83,137

Principal payments received on investments	(4,938)	(5,133)	(13,925)	(9,656)

Early pay-offs	(30,296)	(31,458)	(47,243)	(45,548)

Accretion of debt investment fees	1,222	1,090	2,287	1,748

New debt investment fees	(633)	(568)	(1,213)	(1,106)

Warrants received in settlement of fee income	978	—	978	—

Proceeds from sale of investments	(576)	(137)	(6,256)	(1,905)

Dividend income from controlled affiliate investment	(312)	431	118	761

Distributions from controlled affiliate investment	—	(298)	—	(530)

Net realized (loss) gain on investments	(725)	(4,598)	2,766	(3,447)

Net unrealized appreciation (depreciation) on investments	1,944	4,124	(6,539)	2,765

Other	(198)	99	(198)	99

Ending portfolio	$355,880	$274,759	$355,880	$274,759

Portfolio Asset Quality

The following table shows the classification of Horizon’s loan portfolio at fair value by internal credit rating as of June 30, 2020, March 31, 2020 and December 31, 2019:

($ in thousands)	June 30, 2020			March 31, 2020			December 31, 2019
	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments	Number of Investments	Debt Investments at Fair Value	Percentage of Debt Investments
Credit Rating
4	2	$23,539	6.9%	2	$16,993	5.5%	4	$45,339	15.7%
3	25	265,365	77.4%	26	232,037	75.5%	26	216,128	75.0%
2	6	46,718	13.6%	6	56,227	18.3%	3	24,888	8.6%
1	2	7,100	2.1%	2	2,300	0.7%	2	2,000	0.7%
Total	35	$342,722	100.0%	36	$307,557	100.0%	35	$288,355	100.0%

As of June 30, 2020, Horizon’s loan portfolio had a weighted average credit rating of 2.9, compared to 2.9 and 3.1 as of March 31, 2020 and December 31, 2019, respectively, with 4 being the highest credit quality rating and 3 being the rating for a standard level of risk. A rating of 2 represents an increased level of risk and, while no loss is currently anticipated for a 2-rated loan, there is potential for future loss of principal. A rating of 1 represents deteriorating credit quality and high degree of risk of loss of principal. As of June 30, 2020, there were two debt investments with an internal credit rating of 1, with a cost of $13.5 million and a fair value of $7.1 million. As of March 31, 2020, there were two debt investments with an internal credit rating of 1, with a cost of $5.8 million and a fair value of $2.3 million. As of December 31, 2019, there were two debt investments with an internal credit rating of 1, with a cost of $5.7 million and a fair value of $2.0 million.

Liquidity and Capital Resources

As of June 30, 2020, the Company had $60.0 million in available liquidity, consisting of $37.3 million in cash and money market funds, and $22.7 million in funds available under existing credit facility commitments.

As of June 30, 2020, there was $45.0 million in outstanding principal balance under the $125.0 million revolving credit facility (“Key Facility”). The Key Facility allows for an increase in the total loan commitment up to an aggregate commitment of $150.0 million. There can be no assurance that any additional lenders will make any commitments under the Key Facility.

In June 2020, Horizon amended its $100 million senior secured debt facility with a large U.S.-based insurance company to extend the investment period to June 2022, pursuant to which Horizon may borrow up to $100 million under the terms of the secured notes. The investment period will be followed by a five-year amortization period. The stated final payment date was extended to June 2027, subject to any extension of the investment period. The interest rate on the notes issued under the facility is based on the three-year USD mid-market swap rate plus a margin of between 3.55% and 5.15% with an interest rate floor, determined by the rating of such notes at the time of issuance. As of June 30, 2020, there were $13.3 million in advances made at an interest rate of 4.60%.

Horizon Funding Trust 2019-1, a wholly-owned subsidiary of Horizon, previously issued $100.0 million of Asset-Backed Notes (the “Notes”) rated A+(sf) by Morningstar Credit Ratings, LLC, and backed by $160.0 million of secured loans originated by Horizon. The Notes bear interest at a fixed interest rate of 4.21% per annum and have a stated maturity date of September 15, 2027. As of June 30, 2020, the Notes had an outstanding principal balance of $100.0 million.

During the three months ended June 30, 2020, the Company sold 432,491 shares of common stock under its previously established ATM offering program with Goldman Sachs & Co. LLC and B. Riley FBR, Inc. For the same period, the Company received total accumulated net proceeds of approximately $5.0 million, including $0.1 million of offering expenses, from these sales.

As of June 30, 2020, the Company’s debt to equity leverage ratio was 97%, within the Company’s 80-120% targeted leverage range. The asset coverage ratio for borrowed amounts was 203%.

Liquidity Events

During the quarter ended June 30, 2020, Horizon experienced liquidity events from four portfolio companies. Liquidity events for Horizon may consist of the sale of warrants or equity in portfolio companies, loan prepayments, sale of owned assets or receipt of success fees.

In April, HealthEdge Software, Inc. (“HealthEdge”) prepaid its outstanding principal balance of $13.1 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon also received proceeds of approximately $0.5 million in connection with the termination of Horizon’s warrants in HealthEdge.

In April, Signix, Inc. paid Horizon $0.6 million in full satisfaction of its outstanding obligations to Horizon.

In June, Kinestral Technologies, Inc. (“Kinestral”) paid the outstanding principal balance of $12.0 million on its venture loan, plus interest, end-of-term payment and prepayment fee. Horizon continues to hold warrants in Kinestral.

In June, Audacy Corporation prepaid its outstanding principal balance of $4.3 million on its venture loan, plus interest, end-of-term payment, prepayment fee and additional fees.

Net Asset Value

At June 30, 2020, the Company’s net assets were $201.2 million, or $11.64 per share, compared to $157.1 million, or $11.60 per share, as of June 30, 2019, and $184.1 million, or $11.83 per share, as of December 31, 2019.

For the quarter ended June 30, 2020, net increase in net assets resulting from operations was $7.9 million, or $0.47 per share, compared to $4.5 million, or $0.34 per share, for the quarter ended June 30, 2019.

Stock Repurchase Program

On April 24, 2020, the Company’s board of directors extended the Company’s previously authorized stock repurchase program until the earlier of June 30, 2021 or the repurchase of $5.0 million of the Company’s common stock. During the quarter ended June 30, 2020, the Company did not repurchase any shares of its common stock. From the inception of the stock repurchase program through June 30, 2020, the Company has repurchased 167,465 shares of its common stock at an average price of $11.22 on the open market at a total cost of $1.9 million.

Monthly Distributions Declared in Third Quarter 2020

On July 24, 2020, the Company’s board of directors declared monthly distributions of $0.10 per share payable in each of October, November and December 2020. The following table shows these monthly distributions, which total $0.30 per share:

Monthly Distributions

Ex-Dividend Date	Record Date	Payment Date	Amount per Share
September 16, 2020	September 17, 2020	October 16, 2020	$0.10
October 19, 2020	October 20, 2020	November 16, 2020	$0.10
November 17, 2020	November 18, 2020	December 15, 2020	$0.10
		Total:	$0.30

After paying distributions of $0.35 per share and earning net investment income of $0.40 per share for the quarter, the Company's undistributed spillover income as of June 30, 2020 was $0.42 per share. Spillover income includes any ordinary income and net capital gains from the preceding tax years that were not distributed during such tax years.

When declaring distributions, the Horizon board of directors reviews estimates of taxable income available for distribution, which may differ from consolidated net income under generally accepted accounting principles due to (i) changes in unrealized appreciation and depreciation, (ii) temporary and permanent differences in income and expense recognition, and (iii) the amount of spillover income carried over from a given year for distribution in the following year. The final determination of taxable income for each tax year, as well as the tax attributes for distributions in such tax year, will be made after the close of the tax year.

Conference Call

The Company will host a conference call on Wednesday, July 29, 2020, at 9:00 a.m. ET to discuss its latest corporate developments and financial results. To participate in the call, please dial (877) 407-9716 (domestic) or (201) 493-6779 (international). The access code for all callers is 13705862. The Company recommends joining the call at least 10 minutes in advance. In addition, a live webcast will be available on the Company’s website at www.horizontechfinance.com.

A replay of the call will be available through Friday, July 31, 2020 at (844) 512-2921 in the United States and (412) 317-6671 International, passcode 13705862. A webcast replay will be available on the Company’s website for 30 days following the call.

About Horizon Technology Finance

Horizon Technology Finance Corporation (NASDAQ: HRZN) is a leading specialty finance company that provides capital in the form of secured loans to venture capital backed companies in the technology, life science, healthcare information and services, and sustainability industries. The investment objective of Horizon is to maximize its investment portfolio's return by generating current income from the debt investments it makes and capital appreciation from the warrants it receives when making such debt investments. Headquartered in Farmington, Connecticut, Horizon also has regional offices in Pleasanton, California and Reston, Virginia. To learn more, please visit www.horizontechfinance.com.

Forward-Looking Statements

Statements included herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance, condition or results and involve a number of risks and uncertainties. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described from time to time in Horizon’s filings with the Securities and Exchange Commission. Horizon undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

Contacts:

Investor Relations:

ICR

Garrett Edson

ir@horizontechfinance.com

(860) 284-6450

Media Relations:

ICR

Chris Gillick

HorizonPR@icrinc.com

(646) 677-1819

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Assets and Liabilities
(Dollars in thousands, except share and per share data)

	June 30,	December 31,
	2020	2019
	(unaudited)
Assets
Non-affiliate investments at fair value (cost of $354,879 and $295,256, respectively)	$348,834	$294,304
Non-controlled affiliate investments at fair value (cost of $6,819 and $6,891, respectively)	7,046	8,597
Controlled affiliate investments at fair value (cost of $0 and $16,684, respectively)	—	16,650
Total investments at fair value (cost of $361,698 and $318,831, respectively)	355,880	319,551
Cash	22,837	6,465
Investments in money market funds	14,499	9,787
Restricted investments in money market funds	1,189	1,133
Interest receivable	6,678	5,530
Other assets	2,186	1,535
Total assets	$403,269	$344,001

Liabilities
Borrowings	$193,559	$152,050
Distributions payable	5,188	4,669
Base management fee payable	567	519
Incentive fee payable	1,676	1,613
Other accrued expenses	1,047	1,095
Total liabilities	202,037	159,946

Commitments and contingencies

Net assets
Preferred stock, par value $0.001 per share, 1,000,000 shares authorized, zero shares issued and outstanding as of June 30, 2020 and December 31, 2019	—	—
Common stock, par value $0.001 per share, 100,000,000 shares authorized, 17,459,235 and 15,730,755 shares issued and 17,291,770 and 15,563,29 shares outstanding as of June 30, 2020 and December 31, 2019, respectively	17	16
Paid-in capital in excess of par	247,924	226,660
Distributable earnings	(46,709)	(42,621)
Total net assets	201,232	184,055
Total liabilities and net assets	$403,269	$344,001
Net asset value per common share	$11.64	$11.83

Horizon Technology Finance Corporation and Subsidiaries

Consolidated Statements of Operations (Unaudited)
 (Dollars in thousands, except share and per share data)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Investment income
Interest income on investments
Interest income on non-affiliate investments	$11,918	$9,018	$21,312	$16,452
Interest income on affiliate investments	176	216	357	438
Total interest income on investments	12,094	9,234	21,669	16,890
Fee income
Amendment fee income on non-affiliate investments	1,028	126	1,064	130
Prepayment fee income on non-affiliate investments	711	439	756	734
Fee income on non-affiliate investments	—	235	24	250
Fee income on affiliate investments	3	5	7	10
Total fee income	1,742	805	1,851	1,124
Dividend (expense) income
Dividend (expense) income on controlled affiliate investments	(312)	431	118	761
Total dividend (expense) income	(312)	431	118	761
Total investment income	13,524	10,470	23,638	18,775
Expenses
Interest expense	2,561	2,115	4,723	4,163
Base management fee	1,668	1,365	3,249	2,662
Performance based incentive fee	1,676	1,961	2,747	3,909
Administrative fee	254	208	507	419
Professional fees	346	274	848	765
General and administrative	313	243	575	460
Total expenses	6,818	6,166	12,649	12,378
Performance based incentive fee waived	—	(708)	—	(1,848)
Net expenses	6,818	5,458	12,649	10,530
Net investment income	6,706	5,012	10,989	8,245
Net realized and unrealized gain (loss) on investments
Net realized (loss) gain on non-affiliate investments	(701)	(4,598)	2,778	(3,447)
Net realized loss on controlled affiliate investments	(24)	—	(12)	—
Net realized (loss) gain on investments	(725)	(4,598)	2,766	(3,447)
Net unrealized appreciation (depreciation) on non-affiliate investments	2,985	2,264	(4,806)	749
Net unrealized (depreciation) appreciation on non-controlled affiliate investments	(932)	1,867	(1,475)	2,019
Net unrealized depreciation on controlled affiliate investments	(109)	(7)	(258)	(3)
Net unrealized appreciation (depreciation) on investments	1,944	4,124	(6,539)	2,765
Net realized and unrealized gain (loss) on investments	1,219	(474)	(3,773)	(682)

Net increase in net assets resulting from operations	$7,925	$4,538	$7,216	$7,563
Net investment income per common share	$0.40	$0.37	$0.65	$0.65
Net increase in net assets per common share	$0.47	$0.34	$0.43	$0.60
Distributions declared per share	$0.30	$0.30	$0.65	$0.60
Weighted average shares outstanding	16,943,155	13,540,657	16,829,821	12,610,593